Issuer Free Writing Prospectus
Issued pursuant to Rule 433
Registration Statement No. 333-285651
May 28, 2025

Amer Sports Announces Secondary Offering of Ordinary Shares

NEW YORK May 28, 2025 – Amer Sports, Inc. (the "Company") (NYSE: AS) today announced the commencement of an underwritten registered secondary offering of 35,000,000 ordinary shares by entities affiliated with FountainVest Partners (the “Selling Shareholder”). The Company is not selling any ordinary shares in the offering and will not receive any proceeds from the offering.

Goldman Sachs & Co. LLC and BofA Securities are acting as lead book-running managers for the offering.

The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed. Each underwriter proposes to offer the ordinary shares to the public at a fixed price, which may be changed at any time without notice.

The issuer has filed an automatically effective registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the documents incorporated by reference therein, any accompanying prospectus supplement and other documents the issuer has filed or will file with the SEC for more complete information about the issuer and this offering. You may get these documents, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus and any accompanying prospectus supplement related to the offering may be obtained, when available, from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com and BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com.This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Many of the forward-looking statements contained herein can be identified by the use of forward-looking words such as “anticipate,” “believe,” “may,” “will,” “expect,” “could,” “target,” “predict,” “potential,” “should,” “plan,” “intend,” “estimate” and “potential,” and similar expressions. Forward-looking statements appear in a number of places herein and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section titled “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the most recently ended fiscal year, which may be updated from time to time in our other filings with the SEC. These risks and uncertainties include factors relating to: the strength of our brands; changes in market trends and consumer preferences; intense competition that our products, services and experiences face; harm to our reputation that could adversely impact our ability to attract and retain consumers and wholesale partners, employees, brand ambassadors, partners, and other stakeholders; reliance on technical innovation and high-quality products; general economic and business conditions worldwide, including due to inflationary pressures; the strength of our relationships with and the financial condition of our third-party suppliers, manufacturers, wholesale partners and consumers; ability to expand our DTC channel, including the expansion and success of our retail stores and e-commerce platforms; our plans to innovate, expand our product offerings and successfully implement our growth strategies that may not be successful, and implementation of these plans that may divert our operational, managerial and administrative resources; our international operations, including any related to political uncertainty and geopolitical tensions; changes in trade policies, including tariffs and other trade restrictions; our and our wholesale partners’ ability to accurately forecast demand for our products and our ability to manage manufacturing decisions; our third party suppliers, manufacturers and other partners, including their financial stability and our ability to find suitable partners to implement our growth strategy; the cost of raw materials and our reliance on third-party manufacturers; our distribution system and ability to deliver our brands’ products to our wholesale partners and consumers; climate change and sustainability-related matters, or legal, regulatory or market responses thereto; current and further changes to trade policies, tariffs, import/export regulations and, anti-competition regulations in the United States, EU, PRC and other jurisdictions, or our failure to comply with such regulations, may have a material adverse effect on our reputation, business, financial condition and results of operations; the use and reliance on artificial intelligence can potentially cause intellectual property rights issues, security vulnerabilities, harm our business reputation, negatively impact our operations and impact our financial results; ability to obtain approvals from PRC authorities to remain listed on the U.S. exchanges and offer securities in the future; ability to obtain, maintain, protect and enforce our intellectual property rights in our brands, designs, technologies and proprietary information and processes; ability to defend against claims of intellectual property infringement, misappropriation, dilution or other violations made by third parties against us; security breaches or other disruptions to our information technology (“IT”) systems; our reliance on a large number of complex IT systems; changes in government regulation and tax matters; our ability to remediate our material weakness in our internal control over financial reporting; our relationship with ANTA Sports Products Limited (“ANTA Sports”); our expectations regarding the time during which we will be a foreign private issuer; and other risk factors discussed under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the most recently ended fiscal year, which may be updated from time to time in our other documents filed or furnished with the SEC. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of an unanticipated event.

About Amer Sports, Inc.

Amer Sports is a global group of iconic sports and outdoor brands, including Arc’teryx, Salomon, Wilson, Peak Performance, and Atomic. Our brands are known for their detailed craftsmanship, unwavering authenticity, and premium market positioning. As creators of exceptional apparel, footwear, and equipment, we pride ourselves on cutting-edge innovation, performance, and designs that allow elite athletes and everyday consumers to perform their best.

With over 13,400 employees globally, Amer Sports’ purpose is to elevate the world through sport. Our vision is to be the global leader in premium sports and outdoor brands. With corporate offices in Helsinki, Munich, Kraków, New York, and Shanghai, we have operations in 42 countries and our products are sold in 100+ countries. Amer Sports generated $5.2 billion in revenue in 2024. Amer Sports, Inc. shares are listed on the New York Stock Exchange.

Contacts

Investor Relations:

Omar Saad

Senior Vice President Group Investor Relations and Capital Markets

omar.saad@amersports.com

Media:

Päivi Antola

Senior Vice President, Communications

media@amersports.com

Source: Amer Sports, Inc.